CONSENT OF RBC CAPITAL MARKETS, LLC

We hereby consent to the use in the filing of Amendment No. 2 to the Registration Statement of Vanguard Natural Resources, LLC on Form S-4 (the “Registration Statement”) and in the joint proxy statement/prospectus of Vanguard Natural Resources, LLC and Encore Energy Partners LP, which is part of such Registration Statement, of our opinion dated July 9, 2011 appearing as Annex B to such joint proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings ““Summary — Vanguard’s Reasons for the Merger,” “Summary — Opinion of Vanguard Conflicts Committee’s Financial Advisor,” “The Merger — Background of the Merger,” “The Merger —Recommendation of the Vanguard Conflicts Committee and the Vanguard Board and Reasons for the Merger,” and “The Merger — Opinion of Vanguard Conflicts Committee’s Financial Advisor.”  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

RBC CAPITAL MARKETS, LLC

By:	/s/ Andrew Hull
Name: Andrew Hull
Title: Managing Director

Houston, Texas
September 30, 2011